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                 SECURITIES AND EXCHANGE COMMISSION

                       Washington D.C. 20549



                             FORM 8-K

                          CURRENT REPORT

                Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934




Date of Report                                     October 28, 1997
(Date of earliest event reported)





                   KIMBALL INTERNATIONAL, INC.
      (Exact name of registrant as specified in its charter)





                          INDIANA
      (State or other jurisdiction of incorporation)

        0-3279                            35-0514506
(Commission File Number)     (IRS Employee Identification Number)

   1600 Royal Street, Jasper, Indiana               47549-1001
(Address of principal executive offices)            (Zip Code)


Registrants telephone number, including area code: (812) 482-1600


                         Not Applicable
(Former name or former address, if changed since last report)



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ITEM 5.  Other Events

The Registrant issued the following press release on October 28, 1997.

KIMBALL INTERNATIONAL ANTICIPATES FY98 SALES AND EARNINGS WILL SET NEW RECORDS; SHARE OWNERS APPROVE STOCK SPLIT

     JASPER, Ind. (October 28, 1997) -- Kimball International, Inc. expects it will earn between $3.00 and $3.20 per Class B share on consolidated sales of approximately $1.1 billion during fiscal 1998, Chairman and Chief Executive Officer Douglas A. Habig told Share Owners today at the company's annual meeting.

     According to current internal forecasts, fiscal 1998 earnings for the furniture and electronics manufacturer are projected to grow between 8 and 15 percent, while sales should advance approximately 10 percent. At those levels, sales and earnings would set all-time highs, exceeding record earnings of $2.79 per share and record revenues of $992 million set in fiscal 1997.

     The per-share figures above exclude the effect of a two-for-one stock split approved today by Kimball Share Owners. The record date for the split is November 12, 1997, and the additional shares will be distributed December 8, 1997. Per share market price as quoted on NASDAQ will reflect the split on December 9, 1997.

     "As a company, and as a management team, we are united with the same strategic purposes -- exceed the needs of our customers and enhance our competitive position in the market while generating the highest possible returns," Habig said. "This vision has driven improvements in the way the company designs, builds, sells and ships its products. The resulting quality and productivity successes are having a positive impact on our current performance and positioning us well for the future."

     The company's current forecasts of higher revenues and earnings follow a very successful fiscal 1997, Chief Financial Officer Robert Schneider told Kimball Share Owners. Not only did sales and earnings set records, but the company generated $122 million in operating cash flow, the most in Kimball history. The influx of cash flow gave Kimball the flexibility to reinvest $45 million last year on capital projects. The company continues to maintain a very strong financial position.

     Fiscal 1998 is expected to be even better than the previous year, Habig said, even though sales and earnings for the first quarter ending Sept. 30, 1997, were relatively flat. As previously reported, first quarter sales were $246 million, virtually even with year-ago figures. First quarter earnings declined two cents to 63 cents per Class B share.

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     Sales and order trends are on the rise, Habig said.  For fiscal 1998, all three Kimball operating segments are projected to grow. New customers, product introductions, favorable industry conditions and efficiencies from continued process improvement initiatives are expected to be the main factors driving fiscal 1998 gains.

     Sales in both the Furniture and Cabinets and Electronic Contract Assemblies Segments are expected to increase between 10 and 15 percent over fiscal 1997. Processed Wood Products and Other Segment sales are expected to expand by 5 to 10 percent. The Furniture and Cabinets and Electronics segments accounted for 94 percent of Kimball's consolidated sales in fiscal 1997.

     Share Owners also re-elected all 11 directors to the board. They are Chairman Douglas A. Habig, Thomas L. Habig, James C. Thyen, John B. Habig, Ronald J. Thyen, John T. Thyen, Gary P. Critser, Brian K. Habig, Jack R. Wentworth, Christine M. Vujovich and Alan B. Graf, Jr.

     "The company has made considerable progress over the years, yet we have retained the qualities that make us uniquely "Kimball" -- the unending passion to satisfy customer needs, to provide opportunities for our almost 9,000 employees, and to increase the value of our Share Owners' investment," Habig said. "Our businesses are growing and offer outstanding potential."

     Kimball is a diversified manufacturer of consumer durable goods, including office, residential, hospitality and healthcare furniture, sold under the company's family of brand names. Kimball is a major supplier of electronic assemblies on an original equipment manufacturer (OEM) basis. It makes other OEM products such as TV cabinets and stands, audio speaker systems, home furniture and pool tables. It also produces plywood, dimension stock and other lumber products.

     More information about Kimball is available on its Internet web site: www.kimball.com.

This statement contains forward-looking information. Please refer to the company's April, 1997 8K filing for cautionary statements detailing the risks and uncertainties associated with such forward-looking statements.

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                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   Kimball International, Inc.



                                  By: Robert F. Schneider
                                      ROBERT F. SCHNEIDER
                                      Executive Vice President,
                                      Chief Financial Officer,
                                      Assistant Treasurer

Date: October 28, 1997